                                                                 EXHIBIT 10.14.1





                                 $5,000,000.00





                          LOAN AND SECURITY AGREEMENT

                                  by and among

                               THE COMPANY DOCTOR

                                 ANDICARE, INC.

               EMERGENCY OCCUPATIONAL PHYSICIAN'S SERVICES, INC.


                                (the "Borrower")

                                      and


                               HCFP FUNDING, INC.
                                 (the "Lender")





                                 April 15, 1997
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                          LOAN AND SECURITY AGREEMENT

         THIS LOAN AND SECURITY AGREEMENT (the "Agreement") is made as of this 15th day of April, 1997, by and between THE COMPANY DOCTOR, a Delaware corporation, ANDICARE, INC., a Louisiana corporation, and EMERGENCY OCCUPATIONAL PHYSICIAN'S SERVICES, INC., a Texas corporation, (collectively, the "Borrower"), and HCFP FUNDING, INC., a Delaware corporation ("Lender").

                                    RECITALS

         A. Borrower desires to establish certain financing arrangements with and borrow funds from Lender, and Lender is willing to establish such arrangements for and make loans and extensions of credit to Borrower, on the terms and conditions set forth below.

         B. The parties desire to define the terms and conditions of their relationship and to reduce their agreements to writing.

         NOW, THEREFORE, in consideration of the promises and covenants contained in this Agreement, and for other consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

                                   ARTICLE I

                                  DEFINITIONS

         As used in this Agreement, the following terms shall have the following meanings:

         SECTION 1.1. ACCOUNT. "Account" means any right to payment for goods sold or leased or services rendered, whether or not evidenced by an instrument or chattel paper, and whether or not earned by performance.

         SECTION 1.2. ACCOUNT DEBTOR. "Account Debtor" means any Person obligated on any Account of Borrower, including without limitation, any self-insured employer, any Insurer and any Medicaid/Medicare Account Debtor.

         SECTION 1.3. AFFILIATE. "Affiliate" means, with respect to a specified Person, any Person directly or indirectly controlling, controlled by, or under common control with the specified Person, including without limitation their stockholders and any Affiliates thereof. A Person shall be deemed to control a corporation or other entity if the Person possesses, directly or indirectly, the power to direct or cause the direction of the management and business of the corporation or other entity, whether through the ownership of voting securities, by contract, or otherwise.

         SECTION 1.4. AGREEMENT. "Agreement" means this Loan and Security Agreement, as it may be amended or supplemented from time to time.



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         SECTION 1.5.     BASE RATE.  "Base Rate" means a rate of interest
equal to two percent (2.0%) above the "Prime Rate of Interest".

         SECTION 1.6. BORROWED MONEY. "Borrowed Money" means any obligation to repay borrowed money, any indebtedness evidenced by notes, bonds, debentures or similar obligations, any obligation under a conditional sale or other title retention agreement and the net aggregate rentals under any lease which under GAAP would be capitalized on the books of the Borrower.

         SECTION 1.7. BORROWER. "Borrower" has the meaning set forth in the Preamble.

         SECTION 1.8. BORROWING BASE. "Borrowing Base" has the meaning set forth in Section 2.1(d).

         SECTION 1.9. BUSINESS DAY. "Business Day" means any day on which financial institutions are open for business in the State of Maryland, excluding Saturdays and Sundays.

         SECTION 1.10. CLOSING; CLOSING DATE. "Closing" and "Closing Date" have the meanings set forth in Section 5.3.

         SECTION 1.112    COLLATERAL.  "Collateral" has the meaning set forth in
Section 3.1.

         SECTION 1.12. COMMITMENT FEE. "Commitment Fee" has the meaning set forth in Section 2.4(a).

         SECTION 1.13. CONCENTRATION ACCOUNT. "Concentration Account" has the meaning set forth in Section 2.3(a).

         SECTION 1.14. CONTROLLED GROUP. "Controlled Group" means a "controlled group" within the meaning of Section 4001(b) of ERISA.

         SECTION 1.15. COST REPORT SETTLEMENT ACCOUNT. "Cost Report Settlement Account" means an "Account" owed to Borrower by a Medicaid/Medicare Account Debtor pursuant to any cost report, either interim, filed or audited, as the context may require.

         SECTION 1.16.    DEFAULT RATE.    "Default Rate" means a rate per
annum equal to three percent (3%) above the then applicable Base Rate.

         SECTION 1.17.    ERISA.  "ERISA" has the meaning set forth in Section
4.12.

         SECTION 1.18. EVENT OF DEFAULT. "Event of Default" and "Events of Default" have the meanings set forth in Section 8.1.





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         SECTION 1.19.    GAAP.  "GAAP" means generally accepted accounting
principles applied in a matter consistent with the financial statements referred to in Section 4.7.

         SECTION 1.20. GOVERNMENTAL AUTHORITY. "Governmental Authority" means and includes any federal, state, District of Columbia, county, municipal, or other government and any department, commission, board, bureau, agency or instrumentality thereof, whether domestic or foreign.

         SECTION 1.21. HAZARDOUS MATERIAL. "Hazardous Material" means any substances defined or designated as hazardous or toxic waste, hazardous or toxic material, hazardous or toxic substance, or similar term, by any environmental statute, rule or regulation or any Governmental Authority.

         SECTION 1.22. HIGHEST LAWFUL RATE. "Highest Lawful Rate" means the maximum lawful rate of interest referred to in Section 2.7 that may accrue pursuant to this Agreement.

         SECTION 1.23. INSURER. A Person that insures a Patient against certain of the costs incurred in the receipt by such Patient of Medical Services, or that has an agreement with Borrower to compensate Borrower for providing services to a Patient.

         SECTION 1.24. LENDER. "Lender" has the meaning set forth in the Preamble.

         SECTION 1.25.    LOAN.  "Loan" has the meaning set forth in Section
2.1(a).

         SECTION 1.26. LOAN DOCUMENTS. "Loan Documents" means and includes this Agreement, the Note, and each and every other document now or hereafter delivered in connection therewith, as any of them may be amended, modified, or supplemented from time to time.

         SECTION 1.27. LOAN MANAGEMENT FEE. "Loan Management Fee" has the meaning set forth in Section 2.4(c).

         SECTION 1.28.    LOCKBOX.  "Lockbox" has the meaning set forth in
Section 2.3(a).

         SECTION 1.29. LOCKBOX BANK. "Lockbox Bank" has the meaning set forth in Section 2.3(a).

         SECTION 1.30. MAXIMUM LOAN AMOUNT. "Maximum Loan Amount" has the meaning set forth in Section 2.1(a).




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         SECTION 1.31.    MEDICAID/MEDICARE ACCOUNT DEBTOR.  "Medicaid/
Medicare Account Debtor" means any Account Debtor which is (i) the United States of America acting under the Medicaid/Medicare program established pursuant to the Social Security Act, (ii) any state or the District of Columbia acting pursuant to a health plan adopted pursuant to Title XIX of the Social Security Act or (iii) any agent, carrier, administrator or intermediary for any
of the foregoing.  SECTION 1.32.    MEDICAL SERVICES.  Medical and health care
services provided to a Patient, including, but not limited to, medical and health care services provided to a Patient and performed by Borrower which are covered by a policy of insurance issued by an Insurer, and includes physician services, nurse and therapist services, dental services, hospital services, skilled nursing facility services, comprehensive outpatient rehabilitation services, home health care services, residential and out-patient behavioral healthcare services, and medicine or health care equipment provided by Borrower to a Patient for a necessary or specifically requested valid and proper medical or health purpose.

         SECTION 1.33.    NOTE.  "Note" has the meaning set forth in Section
2.1(c).

         SECTION 1.34. OBLIGATIONS. "Obligations" has the meaning set forth in Section 3.1.

         SECTION 1.35 PATIENT. Any Person receiving Medical Services from PA and all Persons legally liable to pay PA for such Medical Services other than Insurers.

         SECTION 1.36. PERMITTED LIENS. "Permitted Liens" means: (a) liens for taxes not delinquent, or which are being contested in good faith and by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves, if required by GAAP, have been made (provided that such proceedings do not, in Lender's sole discretion, involve any substantial danger of the sale, loss or forfeiture of such property or assets or any interest therein); (b) deposits or pledges to secure obligations under workmen's compensation, social security or similar laws, or under unemployment insurance; (c) deposits or pledges to secure bids, tenders, contracts (other than contracts for the payment of money), leases, statutory obligations, surety and appeal bonds and other obligations of like nature arising in the ordinary course of business; (d) mechanic's, workmen's, materialmen's or other like liens arising in the ordinary course of business with respect to obligations which are not due, or which are being contested in good faith by appropriate proceedings which suspend the collection thereof and in respect of which adequate reserves if required by GAAP, have been made (provided that such proceedings do not, in Lender's sole discretion, involve any substantial danger of the sale, loss or forfeiture of such property or assets or any interest therein); (e) liens and encumbrances in favor of Lender; (f) liens granted in connection with the lease or purchase of clinics, operations, facilities or other property or assets financed by borrowings permitted by Section 7.1 (provided, however, that no such borrowings permitted by Section 7.1 may be secured by liens on any of the Collateral); and (g) liens set forth on Schedule
1.36. and liens to secure any extension, renewal or replacement thereof and (h) customary restrictions and other encumbrances on or as to the use of property or liens incidental to the conduct of business or the ownership of property which are not incurred in connection with Borrowed Money or other extensions of credit, provided that no such liens pertain to the Collateral.




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         SECTION 1.37.    PERSON.  "Person" means an individual, partnership,
corporation, trust, joint venture, joint stock company, limited liability company, association, unincorporated organization, Governmental Authority, or any other entity.

         SECTION 1.38.    PLAN.  "Plan" has the meaning set forth in Section
4.12.

         SECTION 1.39.    PREMISES.  "Premises" has the meaning set forth in
Section 4.14.

         SECTION 1.40. PRIME RATE OF INTEREST. "Prime Rate of Interest" means that rate of interest designated by Fleet National Bank of Connecticut, N.A., or any successor thereto, as the same may from time to time fluctuate.

         SECTION 1.41. PROHIBITED TRANSACTION. "Prohibited Transaction" means a "prohibited transaction" within the meaning of Section 406 of ERISA or
Section 4975(c)(1) of the Internal Revenue Code.

         SECTION 1.42. QUALIFIED ACCOUNT. "Qualified Account" means an Account of Borrower or any of its subsidiaries (and including accounts assigned by the PA to the Borrower) generated in the ordinary course of business from the sale of goods or rendition of Medical Services or related services which Lender, in its reasonable credit judgment, determines to be a Qualified Account. Without limiting the generality of the foregoing, no Account shall be a Qualified Account if: (a) the Account or any portion thereof is payable by an individual beneficiary, recipient or subscriber individually and not directly to Borrower or any of its subsidiaries by a Medicaid/Medicare Account Debtor , a self insured employer or a commercial medical insurance carrier acceptable to Lender; (b) the Account remains unpaid more than one hundred twenty (120) days past the claim or invoice date; (c) the Account is subject to any defense, set-off, counterclaim, deduction, discount, credit, chargeback, freight claim, allowance, or adjustment of any kind; (d) any part of any goods the sale of which has given rise to the Account has been returned, rejected, lost, or damaged; (e) if the Account arises from the sale of goods by Borrower, such sale was not an absolute sale or on consignment or on approval or on a sale-or-return basis or subject to any other repurchase or return agreement, or such goods have not been shipped to the Account Debtor or its designee; (f) if the Account arises from the performance of services, such services have not been actually been performed or were undertaken in violation of any law; (g) the Account is subject to a lien other than a Permitted Lien; (h) the Borrower knows or should have known of the bankruptcy, receivership, reorganization, or insolvency of the Account Debtor; (i) the Account is evidenced by chattel paper or an instrument of any kind, or has been reduced to judgment; (j) the Account is an Account of an Account Debtor having its principal place of business or executive office outside the United States; (k) the Account Debtor is an Affiliate or subsidiary of Borrower; (l) more than ten percent (10%) of the aggregate balance of all




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Accounts owing from the Account Debtor obligated on the Account are outstanding more than one hundred and fifty (150) days past their invoice date; (m) fifty percent (50%) or more of the aggregate unpaid Accounts from any individual Account Debtor are not deemed Qualified Accounts hereunder; (n) the total unpaid Accounts of the Account Debtor, except for a Medicaid/Medicare Account Debtor, exceed twenty percent (20%) of the net amount of all Qualified Accounts (including Medicaid/Medicare Account Debtors); (o) any covenant, representation or warranty contained in the Loan Documents with respect to such Account has been breached; or (p) the Account fails to meet such other specifications and requirements which may from time to time be reasonably established by Lender.

         SECTION 1.43. REPORTABLE EVENT. "Reportable Event" means a "reportable event" as defined in Section 4043(b) of ERISA.

         SECTION 1.44. REVOLVING CREDIT LOAN. "Revolving Credit Loan" has the meaning set forth in Section 2.1(b).

         SECTION 1.45.    TERM.  "Term" has the meaning set forth in Section
2.8.

         SECTION 1.46. PA. The Physician Group, P.A., a Texas professional association (formerly called Donald F. Angle, M.D., P.A.), or any successor thereto, that provides Medical Services to Patients at the facilities owned and operated by Borrower or any of its Subsidiaries, under one or more service agreements, including without limitation, the Practice Management, Consulting and Clinic Services Agreement, dated November 1, 1995, between the PA and Borrower.

                                   ARTICLE II

                                      LOAN

         SECTION 2.1.  TERMS.

                 (a) The maximum aggregate principal amount of credit extended by Lender to Borrower hereunder (the "Loan") that will be outstanding at any time is Five Million and No/100 Dollars ($5,000,000.00) (the "Maximum Loan Amount").

                 (b) The Loan shall be in the nature of a revolving line of credit, and shall include sums advanced and other credit extended by Lender to or for the benefit of the Borrower from time to time under this Article II (each a "Revolving Credit Loan") up to the Maximum Loan Amount depending upon the availability in the Borrowing Base and the requests of Borrower pursuant to the terms and conditions of Section 2.2 below. The outstanding principal balance of the Loan may fluctuate from time to time, to be reduced by repayments made by Borrower (which may be made without penalty or premium), and to be increased by future Revolving Credit Loans and shall be due and payable in full upon the expiration of the Term. For purposes of this Agreement, any determination as to whether there is ability within the Borrowing Base for advances or extensions of credit shall be made by Lender in its reasonable judgment and is final and binding upon Borrower absent manifest error.





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                 (c) At Closing, Borrower shall execute and deliver to Lender a promissory note evidencing the Borrower's unconditional obligation to repay Lender for Revolving Credit Loans, in the form of Exhibit A to this Agreement (the "Note"), dated the date hereof, payable to the order of Lender in accordance with the terms thereof. The Note shall bear interest from the date thereof until repaid, with interest payable monthly in arrears on the first Business Day of each month, at a rate per annum (on the basis of the actual number of days elapsed over a year of 360 days) equal to the Base Rate, provided that after and during the continuance of an Event of Default such rate shall be equal to the Default Rate. Each Revolving Credit Loan shall be deemed evidenced by the Note, which is deemed incorporated by reference herein and made a part hereof.

                 (d) Subject to the terms and conditions of this Agreement, advances under the Loan shall be made against a borrowing base equal to eighty percent (80%) of Qualified Accounts due and owing from any Medicaid/Medicare Account Debtor, self-insured employer, Insurer or other Account Debtor (the "Borrowing Base").

         SECTION 2.2. LOAN ADMINISTRATION. Borrowings under the Loan shall be as follows:

                 (a) A request for a Revolving Credit Loan shall be made, or shall be deemed to be made, in the following manner: (i) Borrower, may give Lender notice of its intention to borrow, in which notice Borrower shall specify the amount of the proposed borrowing and the proposed borrowing date, not later than 4:00 p.m. Eastern time one (1) Business Day prior to the proposed borrowing date; provided, however, that no such request may be made at a time when there exists an Event of Default; and (ii) the becoming due of any amount required to be paid under this Agreement, whether as interest or for any other Obligation, shall be deemed irrevocably to be a request for a Revolving Credit Loan on the due date in the amount required to pay such interest or other Obligation.

                 (b) Borrower hereby irrevocably authorizes Lender to disburse the proceeds of each Revolving Credit Loan requested, or deemed to be requested, as follows: (i) the proceeds of each Revolving Credit Loan requested under subsection 2.2(a)(i) shall be disbursed by Lender by wire transfer to such bank account as may be requested by Borrower pursuant to written direction from Borrower; and (ii) the proceeds of each Revolving Credit Loan requested under subsection 2.2(a)(ii) shall be disbursed by Lender by way of direct payment of the relevant interest or other Obligation.

                 (c) All Revolving Credit Loans shall constitute one general Obligation of Borrower, and shall be secured by Lender's lien upon all of the Collateral.




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
                 (d) Lender shall enter all Revolving Credit Loans as debits to a loan account in the name of Borrower and shall also record in said loan account all payments made by Borrower on any Obligations and all proceeds of Collateral which are indefeasibly paid to Lender, and may record therein, in accordance with customary accounting practice, other debits and credits, including interest and all charges and expenses properly chargeable to Borrower.

                 (e) Lender will account to Borrower monthly with a statement of Revolving Credit Loans, charges and payments made pursuant to this Agreement, and such account rendered by Lender shall be deemed final, binding and conclusive upon Borrower, absent manifest error, unless Lender is notified by Borrower in writing to the contrary within thirty (30) days of the date each accounting is mailed to Borrower. Such notice shall be deemed an objection to those items specifically objected to therein.

         SECTION 2.3. COLLECTIONS, DISBURSEMENTS, BORROWING AVAILABILITY, AND LOCKBOX ACCOUNT. Borrower shall maintain a lockbox account (the "Lockbox") with NationsBank, N.A.(the "Lockbox Bank"), subject to the provisions of this Agreement, and shall execute with the Lockbox Bank a Lockbox Agreement in the form attached as Exhibit B, and such other agreements related thereto as Lender may reasonably require. Borrower shall ensure that all collections of Accounts are paid directly from Account Debtors into the Lockbox, and that all funds paid into the Lockbox are immediately transferred into a depository account maintained by Lender at Bank One Arizona, N.A. or First Bank, N.A., as determined by Lender in its sole discretion and communicated to Borrower (the "Concentration Account"). Lender shall apply, on a daily basis, all funds transferred into the Concentration Account pursuant to this Section 2.3 to reduce the outstanding indebtedness under the Loan with future Revolving Credit Loans, to be made by Lender under the conditions set forth in this Article II. To the extent that any collections of Accounts or proceeds of other Collateral are not sent directly to the Lockbox but are received by Borrower, such collections shall be held in trust for the benefit of Lender and immediately remitted, in the form received, to the Lockbox Bank for transfer to the Concentration Account immediately upon receipt by Borrower. Borrower acknowledges and agrees that its compliance with the terms of this Section 2.3 is essential, and that upon its failure to comply with any such terms Lender shall be entitled to assess a non-compliance fee which shall operate to increase the Base Rate by two percent (2%) per annum during any period of non-compliance. Lender shall be entitled to assess such fee whether or not an Event of Default is declared or otherwise occurs. All funds transferred from the Concentration Account for application to Borrower's indebtedness to Lender shall be applied to reduce the Loan balance, but for purposes of calculating interest shall be subject to a five (5) Business Day clearance period. If as the result of collections of Accounts pursuant to the terms and conditions of this Section 2.3 a credit balance exists with respect to the Concentration Account, such credit balance shall not accrue interest in favor of Borrower, but shall be available to Borrower at any time or times for so long as no Event of Default exists.



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
         SECTION 2.4.  FEES.

                 (a) At Closing, Borrower shall unconditionally pay to Lender a commitment fee of Twenty Five Thousand and No/100 Dollars ($25,000.00) (the "Commitment Fee").

                 (b) For so long as the Loan is available to Borrower, Borrower unconditionally shall pay to Lender a monthly loan management fee (the "Loan Management Fee") equal to eight and three tenths one hundredths of one percent (0.083%) of the average amount of the outstanding principal balance of the Revolving Credit Loans during the preceding month. The Loan Management Fee shall be payable monthly in arrears on the first day of each successive calendar month.

                 (c) Borrower shall pay to Lender all reasonable out-of-pocket audit and appraisal fees in connection with audits and appraisals of Borrower's books and records and such other matters as Lender shall deem appropriate, which shall be due and payable on the first Business Day of the month following the date of issuance by Lender of a request for payment thereof to Borrower; provided that before an Event of Default, Borrower shall not pay for more than one audit and one appraisal in any twelve (12) month period.

                 (d) Borrower shall pay to Lender, on demand, any and all fees, costs or expenses which Lender or any participant pays to a bank or other similar institution (including, without limitation, any fees paid by Lender to any participant) arising out of or in connection with (i) the forwarding to Borrower or any other Person on behalf of Borrower, by Lender, of proceeds of Revolving Credit Loans made by Lender to Borrower pursuant to this Agreement, and (ii) the depositing for collection, by Lender or any participant, of any check or item of payment received or delivered to Lender or any participant on account of Obligations.

         SECTION 2.5. PAYMENTS. Principal payable on account of Revolving Credit Loans shall be payable by Borrower to Lender immediately upon the earliest of (i) the receipt by Borrower of any proceeds of any of the Collateral, to the extent of such proceeds, (ii) the occurrence of an Event of Default in consequence of which the Loan and the maturity of the payment of the Obligations are accelerated, or (iii) the termination of this Agreement pursuant to Section 2.8 hereof; provided, however, that if any advance made by Lender in excess of the Borrowing Base shall exist at any time, Borrower shall, immediately upon demand, repay such overadvance. Interest accrued on the Revolving Credit Loans shall be due on the earliest of (i) the first Business Day of each month (for the immediately preceding month), computed on the last calendar day of the preceding month, (ii) the occurrence of an Event of Default in consequence of which the Loan and the maturity of the payment of the Obligations are accelerated, or (iii) the termination of this Agreement pursuant to Section 2.8 hereof. Except to the extent otherwise set forth in this Agreement, all payments of principal and of interest on the Loan, all other charges and any other obligations of Borrower hereunder, shall be made to Lender to the Concentration Account, in immediately available funds.

         SECTION 2.6. USE OF PROCEEDS. The proceeds of Lender's advances under the Loan shall be used solely for working capital and general corporate purposes and for other costs of Borrower arising in the ordinary course of Borrower's business.

         SECTION 2.7. INTEREST RATE LIMITATION. The parties intend to conform strictly to the applicable usury laws in effect from time to time during the term of the Loan. Accordingly, if any transaction contemplated hereby would be usurious under such laws, then notwithstanding any other provision hereof: (a) the aggregate of all interest that is contracted for, charged, or received under this Agreement or under any other Loan Document shall not exceed the maximum amount of interest allowed by applicable law (the "Highest Lawful Rate"), and any excess shall be promptly credited to Borrower by Lender (or, to the extent that such consideration shall have been paid, such excess shall be promptly refunded to Borrower by Lender); (b) neither Borrower nor any other Person now or hereafter liable hereunder shall be obligated to pay the amount of such interest to the extent that it is in excess of the Highest Lawful Rate; and (c) the effective rate of interest shall be reduced to the Highest Lawful Rate. All sums paid, or agreed to be paid, to Lender for the use, forbearance, and detention of the debt of Borrower to Lender shall, to the extent permitted by applicable law, be allocated throughout the full term of the Note until payment is made in full so that the actual rate of interest does not exceed the Highest Lawful Rate in effect at any particular time during the full term thereof. If at any time the rate of interest under the Note exceeds the Highest Lawful Rate, the rate of interest to accrue pursuant to this Agreement shall be limited, notwithstanding anything to the contrary herein, to the Highest Lawful Rate, but any subsequent reductions in the Base Rate shall not reduce the interest to accrue pursuant to this Agreement below the Highest Lawful Rate until the total amount of interest accrued equals the amount of interest that would have accrued if a varying rate per annum equal to the interest rate under the Note had at all times been in effect.

         SECTION 2.8.  TERM.

                 (a) Subject to Lender's right to cease making Revolving Credit Loans to Borrower upon or after any Event of Default, this Agreement shall be in effect for a period of two (2) years from the Closing Date, unless terminated as provided in this Section 2.8 (the "Term"), and this Agreement shall be renewed for one-year periods thereafter upon the mutual written agreement of the parties.

                 (b) Notwithstanding anything herein to the contrary, Lender may terminate this Agreement without notice upon or during the continuance of an Event of Default.

                 (c) Upon at least fifteen (15) days prior written notice to Lender, Borrower may terminate this Agreement prior to the second annual anniversary of the Closing Date, provided that, at the effective date of such termination, Borrower shall pay to Lender (in addition to the then outstanding principal, accrued interest and other Obligations owing under the terms of this Agreement and any other Loan Documents) as liquidated damages for the loss of bargain and not as a penalty, an amount equal to Twenty Thousand and No/100



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
Dollars ($20,000.00) if the effective date of such termination by Borrower is on or prior to the first annual anniversary of the Closing Date.

                 (d) The Obligations may be prepaid by Borrower at any time without the payment of any fee, damages, premium or penalty, so long as the fee described in Section 2.8b is paid upon any termination during the first year.

                 (e) All of the Obligations shall be immediately due and payable upon the termination date stated in any notice of termination of this Agreement. All undertakings, agreements, covenants, warranties, and representations, of Borrower contained in the Loan Documents shall survive any such termination and Lender shall retain its liens in the Collateral and all of its rights and remedies under the Loan Documents notwithstanding such termination until Borrower has paid the Obligations to Lender, in full, in immediately available funds.

         SECTION 2.9 JOINT AND SEVERAL LIABILITY; BINDING OBLIGATIONS. Each entity comprising the Borrower and executing this Agreement on behalf of the Borrower shall be jointly and severally liable for all of the Obligations. In addition, each entity comprising the Borrower hereby acknowledges and agrees that (i) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in this Agreement shall be applicable to and shall be binding upon each individual entity comprising the Borrower, and shall be binding upon all such entities when taken together.

                                  ARTICLE III

                                   COLLATERAL

         SECTION 3.1. GENERALLY. As security for the payment of all liabilities of Borrower to Lender, under the Loan Documents, including without limitation: (i) indebtedness evidenced under the Note, repayment of Revolving Credit Loans, all fees and charges owing by Borrower, and all other liabilities and obligations of every kind or nature whatsoever of Borrower to Lender, under the Loan Documents, whether now existing or hereafter incurred, joint or several, matured or unmatured, direct or indirect, primary or secondary, due or to become due, including but not limited to any extensions, modifications, substitutions, increases and renewals thereof, (ii) the payment of all amounts advanced by Lender to preserve, protect, defend, and enforce its rights hereunder and in the following property in accordance with the terms of this Agreement, and (iii) the payment of all expenses incurred by Lender in connection therewith (collectively, the "Obligations"). Borrower hereby assigns and grants to Lender a continuing first priority lien on and security interest in, upon, and to the following property (the "Collateral"):

                 (a) All of Borrower's now-owned and hereafter acquired or arising Accounts, accounts receivable and rights to payment of every kind and description, and any contract rights, chattel paper, documents and instruments with respect thereto;

                 (b) All of Borrower's now owned and hereafter acquired or arising general intangibles of every kind and description pertaining to its Accounts, accounts receivable and other rights to payment, including, but not limited to, all existing and future customer lists, choses in action, claims, books, records, contracts, licenses, formulae, tax and other types of refunds, returned and unearned insurance premiums, rights and claims under insurance policies, and computer information, software, records, and data;

                 (c) All of Borrower's now or hereafter acquired deposit accounts into which Accounts are deposited, including the Concentration Account;

                 (d) All of Borrower's monies and other property of every kind and nature now or at any time or times hereafter in the possession of or under the control of Lender or a bailee or Affiliate of Lender; and

                 (e) The proceeds (including, without limitation, insurance proceeds) of all of the foregoing.

         SECTION 3.2. LIEN DOCUMENTS. At Closing and thereafter as Lender deems necessary or reasonably requests Borrower shall execute and deliver to Lender, or have executed and delivered (all in form and substance satisfactory to Lender in its sole discretion):

                 (a) UCC-1 Financing statements pursuant to the Uniform Commercial Code in effect in the jurisdiction(s) in which Borrower operates, which Lender may file in any jurisdiction where any Collateral is or may be located and in any other jurisdiction that Lender deems appropriate; provided that a carbon, photographic, or other reproduction or other copy of this Agreement or of a financing statement is sufficient as and may be filed in lieu of a financing statement; and

                 (b) Any other agreements, documents, instruments, and writings deemed necessary by Lender or as Lender may otherwise reasonably request from time to time in its discretion to evidence, perfect, or protect Lender's lien and security interest in the Collateral required hereunder.

         SECTION 3.3.  COLLATERAL ADMINISTRATION.

                 (a) All Collateral (except deposit accounts) will at all times be kept by Borrower at its principal office(s) as set forth on Exhibit C hereto and shall not, without the prior written approval of Lender, be moved therefrom.

                 (b) Borrower shall keep accurate and complete records of its Accounts and all payments and collections thereon and shall submit to Lender on such periodic basis as Lender shall reasonably request a sales and collections report for the preceding period, in form satisfactory to Lender. In addition, if Accounts in an aggregate face amount in excess of $50,000.00 become ineligible because they fall within one of the specified categories of ineligibility set forth in the definition of Qualified Accounts or otherwise, Borrower shall notify Lender of such occurrence on the first Business Day following its having knowledge of such occurrence and the Borrowing Base shall thereupon be adjusted to reflect such occurrence. If reasonably requested by Lender, Borrower shall deliver to Lender copies of claims, invoices or other information related to Accounts.

                 (c) Whether or not an Event of Default has occurred, any of Lender's officers, employees or agents shall have the right, at any time or times hereafter, in the name of Lender, any designee of Lender or Borrower, to verify the validity, amount or any other matter relating to any Accounts by mail, telephone, telegraph or otherwise. Borrower shall cooperate fully with Lender in an effort to facilitate and promptly conclude such verification process.

                 (d) To expedite collection, Borrower shall endeavor in the first instance to make collection of its Accounts for Lender. Lender retains the right at all times after and during the occurrence of an Event of Default, subject to applicable law regarding Medicaid/Medicare Account Debtors, to notify Account Debtors that Accounts have been assigned to Lender and to collect Accounts directly in its own name and to charge the collection costs and expenses, including attorneys' fees, to Borrower.

                 (e) Lender will promptly release the Collateral upon payment in full of the Obligations and, in such connection, execute and deliver, at Borrower's expense, such instruments as Borrower may reasonably request to evidence the release of the Collateral.

         SECTION 3.4. OTHER ACTIONS. In addition to the foregoing, if requested by Lender, Borrower (i) shall provide prompt written notice to each private indemnity, managed care or other Insurer and each self-insured employer who either is currently an Account Debtor or becomes an Account Debtor at any time following the date hereof that the Lender has been granted a first priority lien and security interest in, upon and to all Accounts applicable to such Insurer, and hereby authorizes Lender to send any and all similar notices to such Insurers and employers by Lender, and (ii) shall do anything further that may be lawfully required by Lender to secure Lender and effectuate the intentions and objects of this Agreement, including but not limited to the execution and delivery of lockbox agreements, continuation statements, amendments to financing statements, and any other documents required hereunder. At Lender's request, Borrower shall also immediately deliver to Lender all items of Collateral for which Lender must receive possession to obtain a perfected security interest. Borrower shall, on Lender's demand, deliver to Lender all notes, certificates, and documents of title, chattel paper, warehouse receipts, instruments, and any other similar instruments constituting Collateral.

         SECTION 3.5. SEARCHES. Prior to Closing, and thereafter (as and when reasonably requested by Lender in its sole discretion), Borrower shall obtain and deliver to Lender the following searches against Borrower (the results of which are to be consistent with Borrower's representations and warranties under this Agreement), all at its own expense:

                 (a) Uniform Commercial Code searches with the Secretary of State and local filing offices of each jurisdiction where Borrower maintains its executive offices, a place of business, or assets;

                 (b) Judgment and federal tax lien searches, in each jurisdiction searched under clause (a) above; and

                 (c) Good standing certificates showing Borrower to be in good standing in its state of formation and in each other state in which it is doing and presently intends to do business for which qualification is required.

         SECTION 3.6. POWER OF ATTORNEY. Each of the officers of Lender is hereby irrevocably made, constituted and appointed the true and lawful attorney for Borrower (without requiring any of them to act as such) with full power of substitution to do the following, upon the occurrence and during the continuation of an Event of Default: (a) endorse the name of Borrower upon any and all checks, drafts, money orders, and other instruments for the payment of money that are payable to Borrower and constitute collections on Borrower's Accounts; (b) execute in the name of Borrower any financing statements, schedules, assignments, instruments, documents, and statements that Borrower is obligated to give Lender hereunder; and (c) do such other and further acts and deeds in the name of Borrower that Lender may deem necessary or desirable to enforce any Account or other Collateral or perfect Lender's security interest or lien in any Collateral.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                 Borrower represents and warrants to Lender, and shall be deemed to represent and warrant on each day on which Borrower makes a request for a Revolving Credit Loan, that:

         SECTION 4.1. SUBSIDIARIES. Except as set forth in Schedule 4.1, Borrower has no subsidiaries as of the date hereof.

         SECTION 4.2. ORGANIZATION AND GOOD STANDING. Borrower is a corporation duly organized, validly existing, and in good standing under the laws of its state of formation, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it therein or the nature of its business makes such qualification necessary except where the failure to qualify would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries, taken as a whole, has the corporate power and authority to own its assets and transact the business in which it is engaged, and has obtained all certificates, licenses and qualifications required under all laws, regulations, ordinances, or orders of public authorities necessary for the ownership and operation of all of its properties and transaction of all of its business except to the extent that the failure to do so would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries taken as a whole.

         SECTION 4.3. AUTHORITY. Borrower has full corporate power and authority to enter into, execute, and deliver this Agreement and to perform its obligations hereunder, to borrow the Loan, to execute and deliver the Note, and to incur and perform the obligations provided for in the Loan Documents, all of which have been duly authorized by all necessary corporate action. No consent or approval of shareholders of, or lenders to, Borrower and no consent, approval, filing or registration with any Governmental Authority is required as a condition to the validity of the Loan Documents or the performance by Borrower of its obligations thereunder.

         SECTION 4.4. BINDING AGREEMENT. This Agreement and all other Loan Documents constitute, and the Note, when issued and delivered pursuant hereto for value received, will constitute, the valid and legally binding obligations of Borrower, enforceable against Borrower in accordance with their respective terms, subject to bankruptcy, insolvency and other laws affecting creditors' rights and general principles of equity.

         SECTION 4.5. LITIGATION. Except as disclosed in Schedule 4.5, there are no actions, suits, proceedings or investigations pending or threatened against Borrower before any court or arbitrator or before or by any Governmental Authority which, in any one case or in the aggregate, is likely to have a material adverse effect on the business, properties, condition (financial or otherwise) or operations, present or prospective, of Borrower and its subsidiaries taken as a whole, or upon its ability to perform its obligations under the Loan Documents. Borrower is not in default in any material respect with respect to any order of any court, arbitrator, or Governmental Authority applicable to Borrower or its properties.

         SECTION 4.6. NO CONFLICTS. The execution and delivery by Borrower of this Agreement and the other Loan Documents do not, and the performance of its obligations thereunder will not, violate, conflict with, constitute a default under, or result in the creation of a lien or encumbrance upon the property of Borrower under: (a) any provision of Borrower's certificate of incorporation or bylaws), (b) any provision of any law, rule, or regulation applicable to Borrower, or (c) any of the following: (i) any indenture or other material agreement or instrument to which Borrower is a party or by which Borrower or its property is bound; or (ii) any judgment, order or decree of any court, arbitration tribunal, or Governmental Authority having jurisdiction over Borrower which is applicable to Borrower.

         SECTION 4.7. FINANCIAL CONDITION. The annual financial statements of the Borrower as of June 30, 1996 audited by Ehrhardt Keefe Steiner & Hattman P.C. and the unaudited financial statements of the Borrower as of December 31, 1996, certified by the chief financial officer of the Borrower, which have been delivered to Lender, fairly present the financial condition of the Borrower and the results of its operations and changes in financial condition as of the dates and for the periods referred to, and have been prepared in accordance with GAAP. Except as disclosed on Schedule 4.7, there are no material unrealized or anticipated liabilities, direct or indirect, fixed or contingent, of the Borrower as of the dates of such financial statements which are not reflected therein or in the notes thereto. There has been no material adverse change in the business, properties, condition (financial or otherwise) or operations (present or prospective) of the Borrower and its subsidiaries, taken as a whole, since December 31, 1996. The Borrower's fiscal year ends on June 30. The federal tax identification number of Borrower is as shown on Schedule 4.7.

         SECTION 4.8. NO DEFAULT. Borrower is not in default under or with respect to any material obligation in any respect which is likely to be materially adverse to the business, operations, property or financial condition of Borrower and its subsidiaries taken as a whole, or which could adversely
affect the ability of   Borrower to perform its obligations under the Loan
Documents. No Event of Default or event which, with the giving of notice or lapse of time, or both, could become an Event of Default, has occurred and is continuing.

         SECTION 4.9. TITLE TO PROPERTIES. Borrower and its subsidiaries and the PA have good and marketable title to their respective properties and assets, including the Collateral and the properties and assets reflected in the financial statements described in Section 4.7, subject to no lien, mortgage, pledge, encumbrance or charge of any kind, other than Permitted Liens.
Borrower has not agreed or consented to cause any of its properties or assets whether owned now or hereafter acquired to be subject in the future (upon the happening of a contingency or otherwise) to any lien, mortgage, pledge, encumbrance or charge of any kind other than Permitted Liens.

         SECTION 4.10. TAXES. Borrower has filed, or has obtained extensions for the filing of, all federal, state and other tax returns which are required to be filed, and has paid all taxes shown as due on those returns and all assessments, fees and other amounts due as of the date hereof, except such taxes the non-payment of which would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries taken as a whole and except as disclosed on Schedule 4.10. All tax liabilities of Borrower were, as of December 31, 1996, and are now, adequately provided for on Borrower's books. No tax liability has been asserted by the Internal Revenue Service or other taxing authority against Borrower for taxes in excess of those already paid.

         SECTION 4.11.  SECURITIES AND BANKING LAWS AND REGULATIONS.

                 (a) The use of the proceeds of the Loan and Borrower's issuance of the Note will not directly or indirectly violate or result in a violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including without limitation Regulations U, T, G, or X of the Board of Governors of the Federal Reserve System. Borrower is not engaged in the business of extending credit for the purpose of the purchasing or carrying "margin stock" within the meaning of those regulations. No part of the proceeds of the Loan hereunder will be used to purchase or carry any margin stock or to extend credit to others for such purpose.

                 (b) Borrower is not an investment company within the meaning of the Investment Company Act of 1940, as amended, nor is it, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company within the meaning of that Act.

         SECTION 4.12. ERISA. No employee benefit plan (a "Plan") subject to the Employee Retirement Income Security Act of 1974 ("ERISA") and regulations issued pursuant thereto that is maintained by Borrower or under which Borrower could have any liability under ERISA (a) has failed to meet minimum funding standards established in Section 302 of ERISA, (b) has failed to comply in all material respects with all applicable requirements of ERISA and of the Internal Revenue Code, including all applicable rulings and regulations thereunder, (c) has engaged in or been involved in a prohibited transaction (as defined in ERISA) under ERISA or under the Internal Revenue Code, or (d) has been terminated. Borrower has not assumed, or received notice of a claim asserted against Borrower for, withdrawal liability (as defined in the Multi-Employer Pension Plan Amendments Act of 1980, as amended) with respect to any multi-employer pension plan and is not a member of any Controlled Group (as defined in ERISA) except the Controlled Group that includes its subsidiaries. Borrower has timely made when due all contributions with respect to any multi-employer pension plan in which it participates and no event has occurred triggering a claim against Borrower for withdrawal liability with respect to any multi-employer pension plan in which Borrower participates.

         SECTION 4.13. COMPLIANCE WITH LAW. Except as described in Schedule 4.13, and except to the extent that any violation, absence or non-compliance would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries taken as a whole: Borrower is not in violation of any statute, rule or regulation of any Governmental Authority (including, without limitation, any statute, rule or regulation relating to employment practices or to environmental, occupational and health standards and controls). Borrower has obtained all licenses, permits, franchises, and other governmental authorizations necessary for the ownership of its properties and the conduct of its business. Borrower is current with all reports and documents required to be filed with any state or federal securities commission or similar Governmental Authority and is in full compliance with all applicable rules and regulations of such commissions.

         SECTION 4.14. ENVIRONMENTAL MATTERS. No use, exposure, release, generation, manufacture, storage, treatment, transportation or disposal of Hazardous Material has occurred or is occurring on or from any real property on which the Collateral is located or which is owned, leased or otherwise occupied by Borrower (the "Premises"), or off the Premises as a result of any action of Borrower, except as described in Schedule 4.14 or except to the extent that the same would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries, taken as a whole. All Hazardous Material used, treated, stored, transported to or from, generated or handled on the Premises, or off the Premises by Borrower, has been disposed of on or off the Premises by or on behalf of Borrower in a lawful manner. There are no underground storage tanks present on or under the Premises owned or leased by Borrower. No other environmental, public health or safety hazards exist with respect to the Premises, except to the extent that the same would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries, taken as a whole..

         SECTION 4.15.  PLACES OF BUSINESS.          The only places of
business of Borrower, and the places where it keeps and intends to keep the Collateral and records concerning the Collateral as of the date hereof, are at the addresses set forth in Schedule 4.15. Schedule 4.15 also lists the owner of record of each such property.

         SECTION 4.16. INTELLECTUAL PROPERTY. Borrower exclusively owns or possesses all the patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, franchises, licenses, and rights with respect to the foregoing necessary for the present and planned future conduct of its business, without any conflict with the rights of others or except to the extent that the same would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries, taken as a whole. A list of all such intellectual property (indicating the nature of Borrower's interest), as well as all outstanding franchises and licenses given by or held by Borrower as of the date hereof, is attached as Schedule 4.16. Borrower is not in default of any obligation or undertaking with respect to such intellectual property or rights or except to the extent that the same would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries, taken as a whole.

         SECTION 4.17. CAPITALIZATION. The capitalization of Borrower as of the date hereof showing all classes of the outstanding stock of the Borrower is as set forth on Schedule 4.17.

         SECTION 4.18. MATERIAL FACTS. Neither this Agreement nor any other Loan Document nor any other agreement, document, certificate, or statement furnished to Lender by or on behalf of Borrower in connection with the transactions contemplated hereby contains any untrue statement of material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading. There is no fact known to Borrower that materially adversely affects or in the future may materially adversely affect the business, operations, affairs or financial condition of Borrower and its subsidiaries taken as a whole, or any of its properties or assets.

         SECTION 4.19. INVESTMENTS, GUARANTEES, AND CERTAIN CONTRACTS. Borrower does not own or hold any equity or long-term debt investments in, have any outstanding advances to, have any outstanding guarantees for the obligations of, or have any outstanding borrowings from, any Person as of the date hereof, except as described on Schedule 4.19. Borrower is not a party to any contract or agreement, or subject to any corporate restriction, which materially adversely affects the business of it and its Subsidiaries taken as a whole.

         SECTION 4.20. BUSINESS INTERRUPTIONS. Within five years prior to the date hereof, neither the business, property or assets, or operations of Borrower has been materially adversely affected in any way by any casualty, strike, lockout, combination of workers, or order of the United States of America or other Governmental Authority, directed against Borrower. There are no pending or threatened labor disputes, strikes, lockouts, or similar occurrences or grievances against Borrower or its business.

         SECTION 4.21. NAMES. Within five years prior to the date hereof, Borrower has not conducted business under or used any other name (whether corporate, partnership or assumed) other than as shown on Schedule 4.21. Borrower is the sole owner of all names listed on that Schedule and any and all business done and invoices issued in such names are Borrower's sales, business, and invoices. Each trade name of Borrower represents a division or trading style of Borrower and not a separate Person or independent Affiliate.

         SECTION 4.22 JOINT VENTURES. Borrower is not engaged in any joint venture or partnership with any other Person as of the date hereof, except as set forth on Schedule 4.22.

         SECTION 4.23 ACCOUNTS. Lender may rely, in determining which Accounts are Qualified Accounts, on all statements and representations made by Borrower with respect to any Account or Accounts. Unless otherwise indicated in writing to Lender, with respect to each Account:

                 (a) It is genuine and in all respects what it purports to be, and is not evidenced by a judgment;

                 (b) It arises out of a completed, bona fide sale and delivery of goods or rendition of services by Borrower or its subsidiaries or by PA in the ordinary course of business and in accordance with the terms and conditions of all purchase orders, contracts, certification, participation, certificate of need, or other documents relating thereto and forming a part of the contract between Borrower, a subsidiary or PA and the Account Debtor;

                 (c) It is for a liquidated amount maturing as stated in a duplicate claim or invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Lender;

                 (d) Such Account, and Lender's security interest therein, is not, and will not (by voluntary act or omission by Borrower), be in the future, subject to any offset, lien, deduction, defense, dispute, counterclaim or any other adverse condition, and each such Account is absolutely owing to Borrower, a subsidiary or PA and is not contingent in any respect or for any reason;

                 (e) There are no facts, events or occurrences which in any way impair the validity or enforceability of any Accounts or reduces the amount payable thereunder from the face amount of the claim or invoice and statements delivered to Lender with respect thereto;

                 (f) To the best of Borrower's knowledge, (i) the Account Debtor thereunder had the capacity to contract at the time any contract or other document giving rise to the Account was executed and (ii) such Account Debtor is solvent;

                 (g) To the best of Borrower's knowledge, there are no proceedings or actions which are threatened or pending against any Account Debt thereunder which might result in any material adverse change in such Account Debtor's financial condition or the collectibility of such Account;

                 (h) It has been billed and forwarded to the Account Debtor for payment in accordance with applicable laws and compliance and conformance with any and requisite procedures, requirements and regulations governing payment by such Account Debtor with respect to such Account, and such Account if due from a Medicaid/Medicare Account Debtor is properly payable directly to Borrower, a subsidiary or PA; and

                 (i) Borrower, its subsidiaries and PA, as the case may be, obtained and currently has all certificates of need, Medicaid and Medicare provider numbers, licenses, permits and authorizations as necessary in the generation of such Accounts.

                                   ARTICLE V

                       CLOSING AND CONDITIONS OF LENDING

         SECTION 5.1. CONDITIONS PRECEDENT TO AGREEMENT. The obligation of Lender to enter into and perform this Agreement and to make Revolving Credit Loans is subject to the following conditions precedent:

                 (a) Lender shall have received two (2) originals of this Agreement and all other Loan Documents required to be executed and delivered at or prior to Closing (other than the Note, as to which Lender shall receive only one original), executed by Borrower and any other required Persons, as applicable.

                 (b) Lender shall have received all searches and good standing certificates required by Section 3.5.

                 (c) Borrower shall have complied in all material respects and shall then be in compliance in all material respects with all the terms, covenants and conditions of the Loan Documents.

                 (d) There shall have occurred no Event of Default and no event which, with the giving of notice or the lapse of time, or both, could constitute such an Event of Default.

                 (e) The representations and warranties contained in Article IV shall be true and correct in all material respects.

                 (f) Lender shall have received copies of all board of directors resolutions of the Borrower, and other corporate action taken by Borrower to authorize the execution, delivery and performance of the Loan Documents and the borrowing of the Loan thereunder, as well as the names and signatures of the officers of Borrower authorized to execute documents on its behalf in connection herewith, all as also certified as of the date hereof by Borrower's chief financial officer, and such other papers as Lender may require.

                 (g) Lender shall have received copies, certified as true, correct and complete by a corporate officer of Borrower, of the certificate of incorporation of Borrower, with any amendments to any of the foregoing, and all other documents necessary for performance of the obligations of Borrower under this Agreement and the other Loan Documents.

                 (h) Lender shall have received a written opinion of counsel for Borrower, dated the date hereof, in the form of Exhibit D.

                 (i) Lender shall have received such financial statements, reports, certifications, and other operational information required to be delivered hereunder, including without limitation an initial borrowing base certificate calculating the Borrowing Base.

                 (j) Lender shall have received the Commitment Fee.

   (k) The Lockbox and the Concentration Account shall have been established.

                 (l) Lender shall have received a certificate of Borrower's chief financial officer, dated the Closing Date, certifying that all of the conditions specified in this Section have been fulfilled.

         SECTION 5.2.  CONDITIONS PRECEDENT TO ADVANCES.   Notwithstanding any
other provision of this Agreement, no proceeds from a Revolving Credit Loan, shall be disbursed hereunder unless the following conditions have been satisfied or waived immediately prior to such disbursement:

                 (a) The representations and warranties on the part of Borrower contained in Article IV of this Agreement shall be true and correct in all material respects at and as of the date of disbursement or advance, as though made on and as of such date (except to the extent that such representations and warranties expressly relate solely to an earlier date and except that the references in Section 4.7 to financial statements shall be deemed to be a reference to the then most recent annual and interim financial statements of Borrower furnished to Lender pursuant to Section 6.1 hereof).

                 (b) No Event of Default or event which, with the giving of notice of the lapse of time, or both, could become an Event of Default shall have occurred and be continuing or would result from the making of the disbursement or advance.

                 (c) No material adverse change in the condition (financial or otherwise), properties, business, or operations of Borrower and its subsidiaries taken as a whole shall have occurred and be continuing with respect to Borrower since the date hereof.

         SECTION 5.3. CLOSING. Subject to the conditions of this Article V, the Loan shall be made available on the date as is mutually agreed by the parties (the "Closing Date") at such time as may by mutually agreeable to the parties upon the execution hereof (the "Closing") at such place as may be requested by Lender.

         SECTION 5.4. WAIVER OF RIGHTS. By completing the Closing hereunder, or by making advances under the Loan, Lender does not waive a breach of any representation or warranty of Borrower hereunder or under any other Loan Document, and all of Lender's claims and rights resulting from any breach or misrepresentation by Borrower are specifically reserved by Lender.

                                   ARTICLE VI

                             AFFIRMATIVE COVENANTS

         Borrower covenants and agrees that for so long as Borrower may borrow hereunder and until payment in full of the Note and performance of all other obligations of Borrower under the Loan Documents:

         SECTION 6.1. FINANCIAL STATEMENTS AND COLLATERAL REPORTS. Borrower will furnish to Lender (a) a sales and collections report and accounts receivable aging schedule on a form acceptable to Lender within fifteen (15) days after the end of each calendar month, which shall include, but not be limited to, a report of sales, credits issued, and collections received; (b) payable aging schedules within fifteen (15) days after the end of each calendar month; (c) internally prepared monthly financial statements for Borrower, certified by the chief financial officer of Borrower, within forty-five (45) days of the end of each calendar month, accompanied by management analysis and actual vs. budget variance reports; (d) to the extent prepared by Borrower, annual projections, profit and loss statements, balance sheets, and cash flow reports (prepared on a monthly basis) for the succeeding fiscal year within thirty (30) days before the end of each of Borrower's fiscal years; (e) internally prepared annual financial statements for Borrower within seventy-five (75) days after the end of each of Borrower's fiscal years; (f) annual audited financial statements for the Borrower prepared by Ehrhardt Keefe Steiner & Hattman P.C., or a firm of independent public accountants reasonably satisfactory to Lender, within one hundred thirty-five (135) days after the end of each of Borrower's fiscal year; (g) promptly upon receipt thereof, copies of any reports submitted to Borrower by independent accountants in connection with any interim audit of the books of Borrower and copies of each management control letter provided to Borrower by independent accountants; (h) as soon as available, copies of all financial statements and notices provided by Borrower to all of its stockholders; and (i) such additional information, reports or statements as Lender may from time to time reasonably request. Annual financial statements shall set forth in comparative form figures for the corresponding periods in the prior fiscal year. All financial statements shall include a balance sheet and statement of earnings and shall be prepared in accordance with GAAP.

         SECTION 6.2. PAYMENTS HEREUNDER. Borrower will make all payments of principal, interest, fees, and all other payments required hereunder, under the Loan, and under any other agreements with Lender to which Borrower is a party, as and when due.

         SECTION 6.3. EXISTENCE, GOOD STANDING, AND COMPLIANCE WITH LAWS. Borrower will do or cause to be done all things necessary (a) to obtain and keep in full force and effect all corporate existence, rights, licenses, privileges, and franchises of Borrower and its subsidiaries necessary to the ownership of its property or the conduct of its business, and comply with all applicable present and future laws, ordinances, rules, regulations, orders and decrees of any Governmental Authority having or claiming jurisdiction over Borrower and its subsidiaries; and (b) to maintain and protect the properties used or useful in the conduct of the operations of Borrower and its subsidiaries, in a prudent manner, including without limitation the maintenance at all times of such insurance upon its insurable property and operations as required by law or by Section 6.7 hereof, (i) except in each case to the extent that the failure to do so would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries taken as a whole and (ii) except that Borrower and its subsidiaries may dispose of operations, assets or properties for reasonably equivalent value as the Board of Directors of Borrower may determine is in the best interests of the business of Borrower and its subsidiaries taken as a whole, which disposition shall not exceed in any fiscal year the aggregate of $200,000.

         SECTION 6.4. LEGALITY. The making of the Loan and each disbursement or advance under the Loan shall not be subject to any penalty or special tax, shall not be prohibited by any governmental order or regulation applicable to Borrower, and shall not violate any rule or regulation of any Governmental Authority, and necessary consents, approvals and authorizations of any Governmental Authority to or of any such disbursement or advance shall have been obtained.

         SECTION 6.5. LENDER'S SATISFACTION. All instruments and legal documents and proceedings in connection with the transactions contemplated by this Agreement shall be reasonably satisfactory in form and substance to Lender and its counsel, and Lender shall have received all documents, including records of corporate proceedings and opinions of counsel, which Lender may have reasonably requested in connection therewith.

         SECTION 6.6. TAXES AND CHARGES. Borrower will timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon Borrower or its subsidiaries, or their income or profits or upon its properties or any part thereof, before the same shall be in default and prior to the date on which penalties attach thereto, as well as all lawful claims for labor, material, supplies or otherwise which, if unpaid, might become a lien or charge upon the properties or any part thereof of Borrower, except to the extent that the failure to do so would not have a material adverse effect on the business or financial condition of Borrower and its subsidiaries taken as a whole; provided, however, that the Borrower shall not be required to pay and discharge or cause to be paid and discharged any such tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith and by appropriate proceedings by Borrower, and the Borrower shall have set aside on their book, if required by GAAP, adequate reserve therefor; and provided further, that such deferment of payment is permissible only so long as Borrower's title to, and its right to use, the Collateral is not materially adversely affected thereby and Lender's lien and priority on the Collateral are not materially adversely affected, altered or impaired thereby.

         SECTION 6.7. INSURANCE. Borrower will carry adequate public liability and professional liability insurance with responsible companies satisfactory to Lender in such amounts and against such risks as is customarily maintained by similar businesses and by owners of similar property in the same general area.

         SECTION 6.8.  GENERAL INFORMATION.   Borrower will furnish to Lender
such information as Lender may, from time to time, reasonably request with respect to the business or financial affairs of Borrower, and permit any officer, employee or agent of Lender to visit and inspect any of the properties, to examine the minute books, books of account and other records, including management letters prepared by Borrower's auditors, of Borrower, and make copies thereof or extracts therefrom, and to discuss its and their business affairs, finances and accounts with, and be advised as to the same by, the accountants and officers of Borrower, all at such times and as often as Lender may reasonably require. All confidential or proprietary information so obtained shall be kept confidential by Lender and not used for any purpose other than in connection with the administration of this Agreement.

         SECTION 6.9. MAINTENANCE OF PROPERTY. Borrower will maintain, keep and preserve all of its properties in good repair, working order and condition and from time to time make all needful and proper repairs, renewals, replacements, betterments and improvements thereto, so that the business carried on in connection therewith may be properly and advantageously conducted at all times.

         SECTION 6.10. NOTIFICATION OF EVENTS OF DEFAULT AND ADVERSE DEVELOPMENTS. Borrower promptly will notify Lender upon the occurrence of: (a) any Event of Default; (b) any event which, with the giving of notice or lapse of time, or both, could constitute an Event of Default; (c) any event, development or circumstance whereby the financial statements previously furnished to Lender fail in any material respect to present fairly, in accordance with GAAP, the financial condition and operational results of Borrower; (d) any judicial, administrative or arbitration proceeding pending against Borrower, and any judicial or administrative proceeding known by Borrower to be threatened against it which, if adversely decided, could adversely affect its condition (financial or otherwise) or operations (present or prospective) or which may expose Borrower to uninsured liability of $125,000.00 or more; (e) any default claimed by any other creditor for Borrowed Money of Borrower other than

Lender; and (f) any other development in the business or affairs of Borrower which is likely to have a material adverse effect on the business or financial condition of Borrower and its subsidiaries taken as a whole; in each case describing the nature thereof and (in the case of notification under clauses
(a) and (b)) the action Borrower proposes to take with respect thereto.

         SECTION 6.11. EMPLOYEE BENEFIT PLANS. Borrower will (a) comply in all material requests with the funding requirements of ERISA with respect to the Plans for its employees, or will promptly satisfy any accumulated funding deficiency that arises under Section 302 of ERISA; (b) furnish Lender, promptly after filing the same, with copies of all reports or other statements filed with the United States Department of Labor, the Pension Benefit Guaranty Corporation, or the Internal Revenue Service with respect to all Plans, or which Borrower, or any member of a Controlled Group, may receive from such Governmental Authority with respect to any such Plans, and (c) promptly advise Lender of the occurrence of any Reportable Event or Prohibited Transaction with respect to any such Plan and the action which Borrower proposes to take with respect thereto. Borrower will make all contributions when due with respect to any multi-employer pension plan in which it participates and will promptly advise Lender: (a) upon its receipt of notice of the assertion against Borrower of a claim for withdrawal liability; (b) upon the occurrence of any event which could trigger the assertion of a claim for withdrawal liability against Borrower; and (c) upon the occurrence of any event which would place Borrower in a Controlled Group as a result of which any member (including Borrower) thereof may be subject to a claim for withdrawal liability, whether liquidated or contingent.

         SECTION 6.12. FINANCING STATEMENTS. Borrower shall provide to Lender evidence reasonably satisfactory to Lender as to the due recording of termination statements, releases of collateral, and Forms UCC-3, and shall cause to be recorded financing statements on Form UCC-1, duly executed by Borrower and Lender, in all places necessary to release all existing security interests and other liens in the Collateral (other than as permitted hereby) and to perfect and protect Lender's first priority lien and security interest in the Collateral, as Lender may reasonably request.

         SECTION 6.13. FINANCIAL RECORDS. Borrower shall keep current and accurate books of records and accounts in which full and correct entries will be made of all of its business transactions, and will reflect in its financial statements adequate accruals and appropriations to reserves, all in accordance with GAAP.

         SECTION 6.14. COLLECTION OF ACCOUNTS. Borrower shall continue to collect its Accounts in the ordinary course of business.

         SECTION 6.15. PLACES OF BUSINESS. Borrower shall give thirty (30) days' prior written notice to Lender of any change in the location of any of its places of business, of the places where its records concerning its Accounts are kept, of the places where the Collateral is kept, or of the establishment of any new, or the discontinuance of any existing, places of business.

         SECTION 6.16. BUSINESS CONDUCTED. Borrower shall continue in the business presently conducted by it using its best efforts to maintain its customers and goodwill except to the extent permitted by Section 6.3 hereof. Borrower shall not engage, directly or indirectly, in any line of business substantially different from the business conducted by it immediately prior to the Closing Date, or engage in business or lines of business which are not reasonably related thereto.

         SECTION 6.17. LITIGATION AND OTHER PROCEEDINGS. Borrower shall give prompt notice to Lender of any litigation, arbitration, or other proceeding before any Governmental Authority against or affecting Borrower if the amount claimed is more than $125,000.00

         SECTION 6.18. BANK ACCOUNTS. Borrower shall assign all of its depository and disbursement accounts to Lender.

         SECTION 6.19. SUBMISSION OF COLLATERAL DOCUMENTS. To the fullest extent permitted by law, Borrower will, on demand of Lender, make available to Lender copies of shipping and delivery receipts evidencing the shipment of goods that gave rise to an Account, medical records, insurance verification forms, assignment of benefits, in-take forms or other proof of the satisfactory performance of services that gave rise to an Account, a copy of the claim or invoice for each Account and copies of any written contract or order from which the Account arose. Borrower shall promptly notify Lender if an Account becomes evidenced or secured by an instrument or chattel paper and upon request of Lender, will promptly deliver any such instrument or chattel paper to Lender.

         SECTION 6.20. LICENSURE; MEDICAID/MEDICARE COST REPORTS. Borrower will maintain all certificates of need, provider numbers and licenses necessary to conduct its business as presently conducted, and take any steps required to comply with any such new or additional requirements that may be imposed on providers of medical products and services. Except to the extent permitted by
Section 6.3 hereof. If required, all Medicaid/Medicare costs reports will be properly filed.

         SECTION 6.21. OFFICER'S CERTIFICATES. Together with the monthly financial statements delivered pursuant to clause (c) of Section 6.1, and together with the audited annual financial statements delivered pursuant to clause (f) of that Section, Borrower shall deliver to Lender a certificate of its chief financial officer, in form and substance reasonably satisfactory to Lender setting forth:

                 (a) The information (including detailed calculations) required in order to establish whether Borrower is in compliance in all material respects with the requirements of Articles VI and VII as of the end of the period covered by the financial statements then being furnished; and

                 (b) That the signer has reviewed the relevant terms of this Agreement, and has made (or caused to be made under his supervision) a review of the transactions and conditions of Borrower from the beginning of the accounting period covered by the income statements being delivered to the date of the certificate, and that such review has not disclosed the existence during such period of any condition or event which constitutes an Event of Default or which is then, or with the passage of time or giving of notice or both, could become an Event of Default, and if any such condition or event existed during such period or now exists, specifying the nature and period of existence thereof and what action Borrower has taken or proposes to take with respect thereto.

         SECTION 6.22. VISITS AND INSPECTIONS. Borrower agrees to permit representatives of Lender, from time to time, as often as may be reasonably requested, but only during normal business hours, to visit and inspect the properties of Borrower and its subsidiaries, and to inspect, audit and make extracts from its books and records, and discuss with its officers, its employees and its independent accountants, the business, assets, liabilities, financial condition, business prospects and results of operations of Borrower and its subsidiaries.

         SECTION 6.23. NET WORTH. Borrower will not at any time allow its consolidated net worth, as computed in accordance with GAAP, to fall below $12.5 million.

                                  ARTICLE VII

                               NEGATIVE COVENANTS

         Borrower covenants and agrees that so long as Borrower may borrow hereunder and until payment in full of the Note and performance of all other obligations of the Borrower under the Loan Documents:

         SECTION 7.1. BORROWING. Borrower will not create, incur, assume or suffer to exist any liability for Borrowed Money except: (a) indebtedness to Lender; (b) indebtedness of Borrower secured by mortgages, encumbrances or liens expressly permitted by Section 7.3 hereof; (c) accounts payable to trade creditors and current operating expenses (other than for borrowed money) which are not aged more than ninety (90) days from the billing date, in each case incurred in the ordinary course of business and paid within such time period, unless the same are being contested in good faith and by appropriate and lawful proceedings, and Borrower shall have set aside such reserves, if any, with respect thereto as are required by GAAP and deemed adequate by Borrower and its independent accountants; (d) borrowings incurred in the ordinary course of its business and not exceeding $125,000.00 in the aggregate outstanding at any one time; (e) existing indebtedness listed on Schedule 7.1 hereto, and any extension, modification, refunding or replacement thereof; (f) purchase money indebtedness and leases required to be capitalized in accordance with GAAP; (g) indebtedness representing the deferred purchase price of clinics or related operations or facilities representing not more than 50% of the purchase price therefor; and (h) indebtedness relating to clinics or related operations or facilities existing at the time of the acquisition thereof. Accounts to which Borrower acquires rights as a result of the purchase of clinics, related operations or facilities shall not be considered "Qualified Accounts" for purposes of this Agreement, and Lender shall be under no obligation to finance such accounts, unless and until Lender has completed its credit underwriting of the accounts and has determined, consistent with the policies employed hereunder for the initial Qualified Accounts, to permit the accounts to be considered "Qualified Accounts." Borrower will not make prepayments on any existing or future indebtedness for Borrowed Money to any Person (other than Lender, to the extent permitted by this Agreement or any subsequent agreement between Borrower and Lender), except as contemplated by Schedule 7.1 hereto.

         SECTION 7.2. JOINT VENTURES. Borrower will not invest directly or indirectly in any joint venture other than the ventures described on Schedule
4.1 hereto for any purpose without the prior written notice to, and the express written consent of, Lender, which consent may be not unreasonably withheld.

         SECTION 7.3. LIENS AND ENCUMBRANCES. Borrower will not create, incur, assume or suffer to exist any mortgage, pledge, lien or other encumbrance of any kind (including the charge upon property purchased under a conditional sale or other title retention agreement) upon, or any security interest in, any of its Collateral, whether now owned or hereafter acquired, except for Permitted Liens.

         SECTION 7.4. MERGER, ACQUISITION, OR SALE OF ASSETS. Borrower will not enter into any merger or consolidation with or acquire all or substantially all of the assets of any Person, and will not sell, lease, or otherwise dispose of any of its assets except in the ordinary course of its business (a) except to the extent permitted by Section 6.3 hereof and (b) except that Borrower and its subsidiaries may acquire clinics and related operations and facilities without the prior written consent of Lender so long as (i) the maximum number of such acquisitions shall not exceed five in any fiscal year and (ii) the maximum cash consideration payable for any acquisition may not exceed $500,000.

         SECTION 7.5. SALE AND LEASEBACK. Borrower will not, directly or indirectly, enter into any arrangement whereby Borrower sells or transfers all or any part of its assets and thereupon and within one year thereafter rents or leases the assets so sold or transferred without the prior written notice to, and the express written consent of, Lender, which consent may not be unreasonably withheld.

         SECTION 7.6. DISTRIBUTIONS AND MANAGEMENT FEES. Borrower will not declare or pay any dividends or other distributions with respect to, purchase, redeem or otherwise acquire for value any of its outstanding stock now or hereafter outstanding, or return any capital of its stockholders, nor shall Borrower pay or become obligated to pay management fees or fees of a similar nature to any Person; provided, however, that so long as Lender has not notified Borrower of the existence of an Event of Default hereunder, Borrower may make any such dividends or other distributions or purchase, redeem or otherwise acquire such interest, return any such capital, or pay any such management fees subject any other terms and conditions of this Agreement.

         SECTION 7.7. LOANS. Borrower will not make loans or advances to any Person, other than (i) trade credit extended in the ordinary course of its business, (ii) advances for business travel and similar temporary advances in the ordinary course of business to officers, stockholders, directors, and employees, and (iii) loans or advances to subsidiaries, the PA and the joint venture described on Schedule 4.1 hereto.

         SECTION 7.8. CONTINGENT LIABILITIES. Borrower will not assume, guarantee, endorse, contingently agree to purchase or otherwise become liable upon the obligation of any Person, other than a subsidiary, the joint venture described on Schedule 4.1 hereto or the PA, except by the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business.

         SECTION 7.9. SUBSIDIARIES. Borrower will not form any subsidiary, or make any investment in or any loan in the nature of an investment to, any other Person, except as permitted by Sections 7.4, 7.7 and 7.8 hereto.

         SECTION 7.10. COMPLIANCE WITH ERISA. Borrower will not permit with respect to any Plan covered by Title IV of ERISA any Prohibited Transaction or any Reportable Event.

         SECTION 7.11. CERTIFICATES OF NEED. Borrower will not amend, alter or suspend or terminate or make provisional in any material way, any certificate of need or provider number without the prior written consent of Lender, except as permitted by Section 6.3 hereto.

         SECTION 7.12. TRANSACTIONS WITH AFFILIATES. Borrower will not enter into any transaction, including without limitation the purchase, sale, or exchange of property, or the loaning or giving of funds to any Affiliate or subsidiary, except in the ordinary course of business and pursuant to the reasonable requirements of Borrower's business and upon terms substantially the same and no less favorable to Borrower as it would obtain in a comparable arm's length transaction with any Person not an Affiliate or subsidiary, and so long as the transaction is not otherwise prohibited hereunder. For purposes of the foregoing, Lender consents to the transactions described on Schedule 7.12.

         SECTION 7.13. USE OF LENDER'S NAME. Borrower will not use Lender's name (or the name of any of Lender's affiliates) in connection with any of its business operations. Borrower may disclose to third parties that Borrower has a borrowing relationship with Lender. Nothing herein contained is intended to permit or authorize Borrower to make any contract on behalf of Lender.

         SECTION 7.14. CAPITALIZATION. There shall occur no change in Borrower's capital structure as set forth in Schedule 4.17, such that Borrower is no longer a reporting company under the Securities Exchange Act of 1934.

         SECTION 7.15. CONTRACTS AND AGREEMENTS. Borrower will not become or be a party to any contract or agreement which would breach this Agreement.

         SECTION 7.16. MARGIN STOCK. Borrower will not carry or purchase any "margin security" within the meaning of Regulations U, G, T or X of the Board of Governors of the Federal Reserve System.

         SECTION 7.17. TRUTH OF STATEMENTS AND CERTIFICATES. Borrower will not furnish to Lender any certificate or other document that contains any untrue statement of a material fact or that omits to state a material fact necessary to make it not misleading in light of the circumstances under which it was furnished.

                                  ARTICLE VIII

                               EVENTS OF DEFAULT

         SECTION 8.1. EVENTS OF DEFAULT. Each of the following (individually, an "Event of Default" and collectively, the "Events of Default") shall constitute an event of default hereunder:

                 (a) A default in the payment of any installment of principal of, or interest upon, the Note when due and payable, whether at maturity or otherwise, which default shall have continued unremedied for a period of five
(5) days after written notice thereof from Lender to Borrower;

                 (b) A default in the payment of any other charges, fees, or other monetary obligations owing to Lender arising out of or incurred in connection with this Agreement when such payment is due and payable, which default shall have continued unremedied for a period of five (5) days after written notice from Lender;

                 (c) A default in the due observance or performance by Borrower in any material respect of any other term, covenant or agreement contained in any of the Loan Documents, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender;

                 (d) If any representation or warranty made by Borrower herein or in any of the other Loan Documents, any financial statement, or any statement or representation made in any other certificate, report or opinion delivered in connection herewith or therewith proves to have been incorrect or misleading in any material respect when made, which default shall have continued unremedied for a period of ten (10) days after written notice from Lender;

                 (e) If any obligation of Borrower (other than its Obligations hereunder) for the payment of Borrowed Money exceeding $125,000 is not paid when due or within any applicable grace period, or such obligation becomes or is declared to be due and payable prior to the expressed maturity thereof.

                 (f) If Borrower makes an assignment for the benefit of creditors, offers a composition or extension to creditors, or makes or sends notice of an intended bulk sale of any business or assets now or hereafter conducted by Borrower;

                 (g) If Borrower files a petition in bankruptcy, is adjudicated insolvent or bankrupt, petitions or applies to any tribunal for any receiver of or any trustee for itself or any substantial part of its property, commences any proceeding relating to itself under any reorganization, arrangement, readjustment or debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, or there is commenced against Borrower any such proceeding which remains undismissed for a period of sixty
(60) days, or any Borrower by any act indicates its consent to, approval of, or acquiescence in, any such proceeding or the appointment of any receiver of or any trustee for a Borrower or any substantial part of its property, or suffers any such receivership or trusteeship to continue undischarged for a period of sixty (60) days;

                 (h) If one or more final judgments against Borrower or attachments against its property in an aggregate amount exceeding $125,000 not fully and unconditionally covered by insurance shall be rendered by a court of record and shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of twenty (20) days;

                 (i) A Reportable Event which might constitute grounds for termination of any Plan covered by Title IV of ERISA or for the appointment by the appropriate United States District Court of a trustee to administer any such Plan or for the entry of a lien or encumbrance to secure any deficiency, has occurred and is continuing thirty (30) days after its occurrence, or any such Plan is terminated, or a trustee is appointed by an appropriate United States District Court to administer any such Plan, or the Pension Benefit Guaranty Corporation institutes proceedings to terminate any such Plan or to appoint a trustee to administer any such Plan, or a lien or encumbrance is entered to secure any deficiency or claim, and the financial exposure to Borrower exceeds $125,000;

                 (j) Intentionally deleted.

                 (k) If there shall occur any uninsured damage to or loss, theft or destruction of any portion of the Collateral exceeding $125,000.00;

                 (l) If Borrower breaches of violates in any material respect the terms of, or if a default or an event which could, whether with notice or the passage of time, or both, constitute a default in any material respect, occurs under any other existing or future agreement (related or unrelated) between Borrower and Lender;

                 (m) Upon the issuance of any execution or distraint process against Borrower or any of its property or assets;

                 (n) If Borrower ceases any material portion of its business operations as presently conducted, except as permitted by Section 6.3 hereof;

                 (o) Borrower has directly or indirectly been engaged in any type of activity which is likely to result in the forfeiture of any property of Borrower having an aggregate value of over $125,000 to any Governmental Authority, which default shall have continued unremedied for a period of twenty
(20) days after written notice from Lender;

                 (p) Borrower or any Affiliate of Borrower, shall challenge or contest, in any action, suit or proceeding, the validity or enforceability of this Agreement, or any of the other Loan Documents, the legality or the enforceability of any of the Obligations or the perfection or priority of any Lien granted to Lender;

                 (q) Borrower shall be criminally indicted or convicted under any law that is likely to lead to a forfeiture of any Collateral having an aggregate value over $125,000;

                 (r) There shall occur a material adverse change in the financial condition or business prospects of Borrower and its subsidiaries, taken as a whole, which material adverse change shall have continued unremedied for a period of ten (10) days after written notice from Lender.

                 (s) An Event of Default shall have occurred under the Secured Term Note dated as of April 15, 1997 (the "Secured Term Note") executed by Borrower in favor of HealthCare Financial Partners--Funding II, L.P. ("Funding II").

         SECTION 8.2. ACCELERATION. Upon the occurrence of any of the foregoing Events of Default, the Note shall become and be immediately due and payable upon declaration to that effect delivered by Lender to Borrower; provided that, upon the happening of any event specified in Section 8.1.(g) hereof, the Note shall be immediately due and payable without declaration or other notice to Borrower.

         SECTION 8.3.  REMEDIES.

                 (a) In addition to all other rights, options, and remedies granted to Lender under this Agreement, upon the occurrence of an Event of Default and until cured by Borrower to Lender's satisfaction in its sole discretion (with Borrower hereby acknowledging that it has no right to cure an Event of Default unless Lender specifically grants such right in writing), Lender may (i) terminate the Loan, whereupon all outstanding Obligations shall be immediately due and payable, (ii) exercise all other rights granted to it hereunder and all rights under the Uniform Commercial Code in effect in the applicable jurisdiction(s) and under any other applicable law, and (iii) exercise all rights and remedies under all Loan Documents now or hereafter in effect, including the following rights and remedies (which list is given by way of example and is not intended to be an exhaustive list of all such rights and remedies):

                          (i) The right to take possession of, send notices
regarding, and collect directly the Collateral, with or without judicial process, and to exercise all rights and remedies available to Lender with respect to the Collateral under the Uniform Commercial Code in effect in the jurisdiction(s) in which such Collateral is located;

                          (ii) The right to (by its own means or with judicial
assistance) enter any of Borrower's premises and take possession of the Collateral, or render it unusable, or dispose of the Collateral on such premises in compliance with subsection (b), without any liability for rent, storage, utilities, or other sums, and Borrower shall not resist or interfere with such action;

                          (iii) The right to require Borrower at Borrower's
expense to assemble all or any part of the Collateral and make it available to Lender at any place designated by Lender;

                          (iv) The right to reduce the Maximum Loan Amount or
to use the Collateral and/or funds in the Concentration Account in amounts up to the Maximum Loan Amount to pay the Obligations in such order as it shall determine.

                 (b) Borrower agrees that a notice received by it at least ten
(10) days before the time of any intended public sale, or the time after which any private sale or other disposition of the Collateral is to be made, shall be deemed to be reasonable notice of such sale or other disposition. If permitted by applicable law, any perishable Collateral which threatens to speedily decline in value or which is sold on a recognized marked may be sold immediately by Lender without prior notice to Borrower. At any sale or disposition of Collateral, Lender may (to the extent permitted by applicable law) purchase all or any part of the Collateral, free from any right of redemption by Borrower, which right is hereby waived and released. Borrower covenants and agrees not to interfere with or impose any obstacle to Lender's exercise of its rights and remedies with respect to the Collateral, provided Lender proceeds in a commercially reasonable manner.

         SECTION 8.4. NATURE OF REMEDIES. Lender shall have the right to proceed against all or any portion of the Collateral to satisfy, in any order, the Obligations of Borrower to Lender upon an Event of Default under this Agreement, and the indebtedness of Borrower to Funding II upon the occurrence of an Event of Default under the Secured Term Note. All rights and remedies granted Lender hereunder and under any agreement referred to herein, or otherwise available at law or in equity, shall be deemed concurrent and cumulative, and not alternative remedies, and Lender may proceed with any number of remedies at the same time until the Obligations are satisfied in full. The exercise of any one right or remedy shall not be deemed a waiver or release of any other right or remedy, and Lender, upon the occurrence and during the continuation of an Event of Default, may proceed against Borrower, and/or the Collateral, at any time, under any agreement, with any available remedy and in any order.

                                   ARTICLE IX

                                 MISCELLANEOUS

         SECTION 9.1.  EXPENSES AND TAXES.

                 (a) Borrower agrees to pay, whether or not the Closing occurs, a reasonable documentation preparation fee, together with actual audit and appraisal fees and all other reasonable out-of-pocket charges and expenses incurred by Lender in connection with the negotiation, preparation and execution of each of the Loan Documents and preparation for Closing. Borrower also agrees to pay all reasonable out-of-pocket charges and expenses incurred by Lender (including the reasonable fees and expenses of Lender's counsel) in connection with the enforcement, protection or preservation of any right or claim of Lender and the collection of any amounts due under the Loan Documents.

                 (b) Borrower shall pay all taxes (other than taxes based upon or measured by Lender's income or revenues or any personal property tax), if any, in connection with the issuance of the Note and the recording of the security documents therefor. The obligations of Borrower under this clause (b) shall survive the payment of Borrower's indebtedness hereunder and the termination of this Agreement.

         SECTION 9.2. ENTIRE AGREEMENT; AMENDMENTS. This Agreement and the other Loan Documents constitute the full and entire understanding and agreement among the parties with regard to their subject matter and supersede all prior written or oral agreements, understandings, representations and warranties made with respect thereto. No amendment, supplement or modification of this Agreement nor any waiver of any provision thereof shall be made except in writing executed by the party against whom enforcement is sought.

         SECTION 9.3. NO WAIVER; CUMULATIVE RIGHTS. No waiver by any party hereto of any one or more defaults by the other party in the performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future default or defaults, whether of a like or different nature. No failure or delay on the part of any party in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to any party hereto at law, in equity or otherwise.

         SECTION 9.4. NOTICES. Any notice or other communication required or permitted hereunder shall be in writing and personally delivered, mailed by registered or certified mail (return receipt requested and postage prepaid), sent by telecopier (with a confirming copy sent by regular mail), or sent by prepaid overnight courier service, and addressed to the relevant party at its address set forth below, or at such other address as such party may, by written notice, designate as its address for purposes of notice hereunder:


                 (a)      If to Lender, at:

                          HCFP Funding, Inc.
                          2 Wisconsin Circle, Suite 320
                          Chevy Chase, Maryland 20815
                          Attn:  John K. Delaney, President
                          Telephone:  (301) 961-1640
                          Telecopier: (301) 664-9860

                 (b)      If to Borrower, at:

                          The Company Doctor, Inc.
                          5215 N. O'Connor Blvd., Ste 1800
                          Irving, Texas 75039
                          Attn: Shaun P. Mahoney, CFO
                          Telephone:  (972) 401-8300
                          Telecopier:  (972) 401-0839

If mailed, notice shall be deemed to be given five (5) days after being sent, if sent by personal delivery or telecopier, notice shall be deemed to be given when delivered, and if sent by prepaid courier, notice shall be deemed to be given on the next Business Day following deposit with the courier.

         SECTION 9.5. SEVERABILITY. If any term, covenant or condition of this Agreement, or the application of such term, covenant or condition to any party or circumstance shall be found by a court of competent jurisdiction to be, to any extent, invalid or unenforceable, the remainder of this Agreement and the application of such term, covenant, or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term, covenant or condition shall be valid and enforced to the fullest extent permitted by law. Upon determination that any such term is invalid, illegal or unenforceable, the parties hereto shall amend this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner.

         SECTION 9.6. SUCCESSORS AND ASSIGNS. This Agreement, the Note, and the other Loan Documents shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns. Notwithstanding the foregoing, Borrower may not assign any of its rights or delegate any of its obligations hereunder without the prior written consent of Lender, which may be withheld in its sole discretion. Lender may sell, assign, transfer, or participate any or all of its rights or obligations hereunder without notice to or consent of Borrower.

         SECTION 9.7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one instrument.

         SECTION 9.8. INTERPRETATION. No provision of this Agreement or any other Loan Document shall be interpreted or construed against any party because that party or its legal representative drafted that provision. The titles of the paragraphs of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. Any pronoun used in this Agreement shall be deemed to include singular and plural and masculine, feminine and neuter gender as the case may be. The words "herein," "hereof," and "hereunder" shall be deemed to refer to this entire Agreement, except as the context otherwise requires.

         SECTION 9.9. SURVIVAL OF TERMS. All covenants, agreements, representations and warranties made in this Agreement, any other Loan Document, and in any certificates and other instruments delivered in connection therewith shall be considered to have been relied upon by Lender and shall survive the making by Lender of the Loans herein contemplated and the execution and delivery to Lender of the Note, and shall continue in full force and effect until all liabilities and obligations of Borrower to Lender are satisfied in full.

         SECTION 9.10.  Intentionally deleted.

         SECTION 9.11. TIME. Whenever Borrower is required to make any payment or perform any act on a Saturday, Sunday, or a legal holiday under the laws of the State of Maryland (or other jurisdiction where Borrower is required to make the payment or perform the act), the payment may be made or the act performed on the next Business Day. Time is of the essence in Borrower's performance under this Agreement and all other Loan Documents.

         SECTION 9.12. COMMISSIONS. The transaction contemplated by this Agreement was brought about by Lender and Borrower acting as principals and without any brokers, agents, or finders being the effective procuring cause. Borrower represents that it has not committed Lender to the payment of any brokerage fee, commission, or charge in connection with this transaction. If any such claim is made on Lender by any broker, finder, or agent or other person, Borrower will indemnify, defend, and hold Lender harmless from and against the claim and will defend any action to recover on that claim, at Borrower's cost and expense, including Lender's counsel fees. Borrower further agrees that until any such claim or demand is adjudicated in Lender's favor, the amount demanded will be deemed a liability of Borrower under this Agreement, secured by the Collateral.

         SECTION 9.13.  THIRD PARTIES.    No rights are intended to be created
hereunder or under any other Loan Document for the benefit of any third party donee, creditor, or incidental beneficiary of Borrower. Nothing contained in this Agreement shall be construed as a delegation to Lender of Borrower's duty of performance, including without limitation Borrower's duties under any account or contract in which Lender has a security interest.

         SECTION 9.14. DISCHARGE OF BORROWER'S OBLIGATIONS. Lender, in its sole discretion, shall have the right at any time, and from time to time without prior notice to Borrower if Borrower fails to do so after notice and the expiration of ten (10) days thereafter (a) to obtain insurance covering any of the Collateral as required hereunder; (b) pay for the performance of any of Borrower's obligations hereunder; (c) discharge taxes, liens, security interests, or other encumbrances at any time levied or placed on any of the Collateral in violation of this Agreement unless Borrower is in good faith with due diligence by appropriate proceedings contesting those items; and (d) pay for the maintenance and preservation of any of the Collateral. Expenses and advances shall be added to the Loan, until reimbursed to Lender and shall be secured by the Collateral. Such payments and advances by Lender shall not be construed as a waiver by Lender of an Event of Default.

         SECTION 9.15. INFORMATION TO PARTICIPANTS. Subject to Section 6.8 hereof. Lender may divulge to any participant it may obtain in the Loan, or any portion thereof, all information, and furnish to such participant copies of reports, financial statements, certificates, and documents obtained under any provision of this Agreement or any other Loan Document.

         SECTION 9.16. INDEMNITY. Borrower hereby agrees to indemnify and hold harmless Lender, its partners, officers, agents and employees (collectively, "Indemnitee") from and against any liability, loss, cost, expense, claim, damage, suit, action or proceeding ever suffered or incurred by Lender (including reasonable attorneys' fees and expenses) arising from Borrower's failure to observe, perform or discharge any of its covenants, obligations, agreements or duties hereunder, or from the breach of any of the representations or warranties contained in Article IV hereof; provided that there shall be no indemnification for Lender's recklessness, gross negligence or willful misconduct. In addition, Borrower shall defend Indemnitee against and save it harmless from all claims of any Person with respect to the Collateral. Notwithstanding any contrary provision in this Agreement, the obligation of Borrower under this Section 9.16 shall survive the payment in full of the Obligations and the termination of this Agreement.

         SECTION 9.17. CHOICE OF LAW; CONSENT TO JURISDICTION. THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF MARYLAND, WITHOUT REGARD TO ANY OTHERWISE APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR THE NOTE IS COMMENCED BY LENDER IN THE STATE OF MARYLAND OR FEDERAL COURT LOCATED IN THE STATE OF MARYLAND, BORROWER HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH

ACTION AND TO THE LAYING OF VENUE IN THE STATE OF MARYLAND. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO THE BORROWER AT ITS ADDRESS DESCRIBED IN SECTION 9.4 HEREOF.

         SECTION 9.18. WAIVER OF TRIAL BY JURY. BORROWER HEREBY (A) COVENANTS AND AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY A JURY, AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN, KNOWINGLY AND VOLUNTARILY, BY BORROWER, AND THIS WAIVER IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH
THE RIGHT TO A JURY TRIAL WOULD OTHERWISE ACCRUE. LENDER IS HEREBY AUTHORIZED AND REQUESTED TO SUBMIT THIS AGREEMENT TO ANY COURT HAVING JURISDICTION OVER THE SUBJECT MATTER AND THE PARTIES HERETO, SO AS TO SERVE AS CONCLUSIVE EVIDENCE OF BORROWER'S WAIVER OF THE RIGHT TO JURY TRIAL. FURTHER, BORROWER HEREBY CERTIFIES THAT NO REPRESENTATIVE OR AGENT OF LENDER (INCLUDING LENDER'S COUNSEL) HAS REPRESENTED, EXPRESSLY OR OTHERWISE, TO BORROWER THAT LENDER WILL NOT SEEK TO ENFORCE THIS WAIVER OF RIGHT TO JURY TRIAL PROVISION.

                 IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first written above.

                             "LENDER"

                             HCFP FUNDING, INC.
                             a Delaware corporation


                             By:     /s/ Howard Widra
                                 ------------------------------------------
                             Name:    Howard Widra
                             Title:   Vice President


                             "BORROWER"

                             THE COMPANY DOCTOR
                             a Delaware corporation


                             By:   /s/ Donald F. Angle, M.D.
                                -----------------------------------------
                             Name:    Donald F. Angle, M.D.
                             Title:   President


                             ANDICARE, INC.
                             a Louisiana corporation


                             By:   /s/ Donald F. Angle, M.D.
                                -----------------------------------------
                             Name:    Donald F. Angle, M.D.
                             Title:   President


                             EMERGENCY OCCUPATIONAL
                             PHYSICIAN'S SERVICES, INC.
                             a Texas corporation


                             By:   /s/ Donald F. Angle, M.D.
                                -----------------------------------------
                             Name:    Donald F. Angle, M.D.
                             Title:   President

                                LIST OF EXHIBITS

Exhibit A - Form of Revolving Credit Note

Exhibit B - Form of Lockbox Agreement

Exhibit C - Locations of Collateral

Exhibit D - Form of Legal Opinion

                              LIST OF SCHEDULES

Schedule 1.36    -        Permitted Liens

Schedule 4.1     -        Subsidiaries

Schedule 4.5     -        Litigation

Schedule 4.7     -        Federal Tax Identification Numbers

Schedule 4.10    -        Taxes

Schedule 4.13    -        Non-Compliance with Law

Schedule 4.14    -        Environmental Matters

Schedule 4.15    -        Places of Business

Schedule 4.16    -        Licenses

Schedule 4.17    -        Stock Ownership

Schedule 4.19    -        Borrowings and Guarantees

Schedule 4.21    -        Trade Names

Schedule 4.22    -        Joint Ventures

Schedule 7.12    -        Transactions with Affiliates